Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-39478) pertaining to the Koppers Industries, Inc. 1998 Stock Option Plan, the Koppers Industries, Inc. 1997 Stock Option Plan and the Koppers Industries, Inc. Restated and Amended Stock Option Plan of our report dated February 4, 2005, with respect to the consolidated financial statements and schedule of Koppers Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ ERNST & YOUNG LLP

Pittsburgh, Pennsylvania

March 15, 2005